EY Accountants B.V. Cross Towers, Antonio Vivaldistraat 150 1083 HP Amsterdam, Netherlands Postbus 7883 1008 AB Amsterdam, Netherlands	Tel: +31 88 407 10 00 Fax: +31 88 407 10 05 ey.com

February 21, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
United States
Commissioners:

We have read the statements of Philips included in chapter “10.1.6 Annual financial statements and external audit” of its Annual Report on Form 20-F dated February 21, 2025, and are in agreement with the statements contained in paragraphs two, four, five, six and seven therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EY Accountants B.V.